UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

_________________________

FORM 8-K
_________________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 13, 2010

TEXAS INDUSTRIES, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	1-4887 (Commission File Number)	75-0832210 (I.R.S. Employer Identification No.)

1341 West Mockingbird Lane Dallas, Texas (Address of principal executive offices)		75247 (Zip Code)

Registrant’s Telephone Number, including area code: (972) 647-6700

Not Applicable
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

□   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

(d)           At its meeting on October 13, 2010, the Board of Directors (the “Board”) of Texas Industries, Inc. (the “Company”) elected  Dorothy C. Weaver and John D. Baker, II as independent directors to fill vacant positions with terms of office that expire at the Company’s 2012 annual meeting of stockholders.  Mr. Baker will serve on the Audit Committee and Compensation Committee of the Board.  Ms. Weaver will serve on the Audit Committee and Governance Committee of the Board.

 Ms. Weaver, age 63, has been Chairman and Chief Executive Officer of Collins Capital Investments, LLC (an investment management company managing multi-manager, multi-strategy funds of hedge funds) since 1995.  Prior to that she was President of Intercap Investments, Inc. (a residential and commercial real estate investment firm) for approximately six years.  Ms. Weaver is a director of Austin Industries.  She is a former Chairman of the Board of the Federal Reserve Bank of Miami.  She has also served as Chairman of the Governor’s Council of Economic Advisors for the State of Florida, and was a founding director of Enterprise Florida, a public-private partnership that replaced Florida’s Department of Commerce.  Among the many civic positions in which she has served are Chairman of the Greater Miami Chamber of Commerce, Chairman of the Strategic Planning Committee of Workforce Florida, Inc. and Chairman of the Workforce Development Committee of the Governor’s Blue Ribbon Commission on Education.

Mr. Baker, age 62, has been Executive Chairman of Patriot Transportation Holding, Inc. (a motor carrier of liquid and dry bulk commodities and real estate management and investment company) since October 1, 2010.  He was Chief Executive Officer and President of Patriot from February 2008 until October 1, 2010.  He was President and Chief Executive Officer of Florida Rock Industries, Inc. (an aggregates, ready-mix concrete and cement company) from 1996 until November 2007.  He is currently a director of Patriot Transportation Holding, Inc., Progress Energy, Inc. and Wells Fargo & Company.  During the last five years, Mr. Baker has also been a director of Vulcan Materials Company, Hughes Supply, Inc., Wachovia Corp. and Florida Rock Industries, Inc.  He is Past Chairman of the Florida Concrete and Products Association.

A press release announcing the election of Ms. Weaver and Mr. Baker as directors of the Company is attached hereto as exhibit 99.1.

Item 5.07	Submission of Matters to a Vote of Security Holders

At the annual meeting of stockholders held on October 13, 2010, the following directors were elected to a term of office that expires at the annual meeting of stockholders in 2011:  Mel G. Brekhus, Robert D. Rogers and Ronald G. Steinhart.  Additionally, the stockholders voted on a proposal to approve the selection of Ernst & Young LLP as the Company’s independent auditors.  The final vote report is as follows:

	For	Withheld	Broker Non-Votes

Mel G. Brekhus	22,969,824	357,732	3,000,795

Robert D. Rogers	22,933,178	394,378	3,000,795

Ronald G. Steinhart	22,955,718	371,838	3,000,795

For the selection of Ernst & Young LLP as the Company’s independent auditors:

For	Against	Abstain	Broker Non-Votes

26,283,096	37,248	8,007	-0-

Item 8.01	Other Events

On October 15, 2010, the Company issued a press release announcing that its Texas subsidiary has resumed its Hunter cement plant expansion project near New Braunfels, Texas.  The project is currently about 85% complete.  The expected capital cost of completion is between $70 million and $80 million, excluding capitalized interest costs, and commissioning is expected to begin within 24 months of the restart of construction.

The press release announcing the resumption of construction is attached hereto as Exhibit 99.2.

Item 9.01	Financial Statements and Exhibits.

(d)           Exhibits

99.1	Press Release dated October 13, 2010.

99.2	Press Release dated October 15, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Texas Industries, Inc.

By: /s/ Kenneth R. Allen
Kenneth R. Allen
Vice President-Finance, Chief Financial Office and Treasurer

Date:	October 18, 2010